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                          DRINKER BIDDLE & REATH LLP
                      Philadelphia National Bank Building
                             1345 Chestnut Street
                         Philadelphia, PA  19107-3496


                                 July 22, 1997



M.S.D. & T. Funds, Inc.
Two Hopkins Plaza
Baltimore, MD 21201


          Re:  Form 24F-2 for M.S.D. & T. Funds, Inc.;
               Registration Nos. 33-27491 and 811-5782
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Ladies and Gentlemen:

          We have acted as counsel for M.S.D. & T. Funds, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 2,781,260,029 shares of the Company's common stock (the "Shares"), par value $.001 per share, in its Prime Money Market Fund, Government Money Market Fund, Tax-Exempt Money Market Fund, Tax-Exempt Money Market Fund (Trust), Value Equity Fund, Intermediate Fixed Income Fund, Maryland Tax-Exempt Bond Fund and International Equity Fund, made definite in number by the Form 24F-2 which this opinion accompanies. During the Company's fiscal year ended May 31, 1997 (the "Fiscal Year"), all said Shares were registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

          At all times during the Fiscal Year, the Company was authorized to issue a total of 10 billion shares of common stock. During the Fiscal Year, all of the Shares were classified among the portfolios identified above. We have been informed by the Company's administrator that at no time during the Fiscal Year did the number of issued and outstanding Shares of any portfolio exceed the number of Shares of such portfolio that the Company was authorized to issue.

          We have reviewed the Company's Charter, its Bylaws, resolutions adopted by its Board of Directors and holders of its Shares, and such other legal and factual matters as we have deemed appropriate, and we have relied on the accuracy of the information in the Form 24F-2 which this opinion accompanies.
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M.S.D. & T. Funds, Inc.
July 22, 1997
Page Two

          This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

          Based on the foregoing, we are of the opinion that the Shares were, when issued against payment therefor as described in the Company's prospectuses, legally issued, fully paid and non-assessable by the Company.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Company's Form 24F-2.

                                                 Very truly yours,

                                                 /s/ DRINKER BIDDLE & REATH LLP

                                                 DRINKER BIDDLE & REATH LLP